Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.s 333-105728 and 333-105729 on Form S-8 of First PacTrust Bancorp, Inc. of our report dated April 22, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Amended Annual Report on Form 10-K/A of First PacTrust Bancorp, Inc. for the year ended December 31, 2004.

/s/    Crowe Chizek and Company LLP

Livingston, New Jersey

May 2, 2005